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                   Baxter International Inc. and Subsidiaries

      Exhibit 11.2 - Computation of Fully Diluted Earnings Per Common Share

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(Unaudited - in millions, except per share data)                     Three Months Ended    Nine Months Ended
                                                                        September 30,         September 30,

                                                                       1994       1993       1994       1993
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Earnings
   Income before cumulative effect of accounting
     changes                                                           $149       $135       $424       $324
   Cumulative effect of change in accounting for:
     Income taxes                                                         0          0          0         81
     Other postemployment benefits                                        0          0          0        (11)
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  Pro forma net income available for common stock                      $149       $135       $424       $394
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Shares
  Weighted average number of common shares
     outstanding                                                        283        277        279        277
  Additional shares assuming exercise of stock
     options, performance share awards and stock
     purchase plan subscriptions                                          1          1          2          2
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  Average common shares and equivalents outstanding                     284        278        281        279
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Fully diluted earnings (loss) per common share
  Income before cumulative effect of accounting changes               $0.52      $0.49      $1.51      $1.16
 Cumulative effect of change in accounting for:
    Income taxes                                                       0.00       0.00       0.00       0.29
    Other postemployment benefits                                      0.00       0.00       0.00      (0.04)
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  Net income                                                          $0.52      $0.49      $1.51      $1.41
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